EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 05, 2020 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global innovator of outdoor recreation equipment and technology, today reported lower sales and net income during the Company’s 2020 second fiscal quarter ending March 27, 2020.  Year-to-date revenue and net income compared favorably to the prior year fiscal six-month period.

Following a temporary suspension of operations at some of the Company’s locations, on April 22, 2020, the Company resumed production and shipments in its North American operations in compliance with government-ordered procedures and public health safety guidelines for COVID-19.  During the temporary suspension, all facilities were deep-cleaned and sanitized, and strict operating procedures and protocols, consistent with CDC guidelines, were put in place, along with good personal hygiene directives. Employees’ benefits were unaffected during the suspension.  Employees with positions conducive to working from home have been and will continue to do so.

“During this unsettling time, we are taking steps to protect the health and safety of our people and ensure the future for Johnson Outdoors.  Government mandates in response to COVID-19 have overlapped with our primary selling season, and the third quarter is expected to be significantly impacted as a result. However, as stay-at-home orders are lifted, Johnson Outdoors will be there ready to help people have a great outdoor experience,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Importantly, our unwavering commitment to building a thriving enterprise long-term remains stronger than ever.  Now, as always, consumer-driven innovation will play a critical role in helping us overcome challenging times and emerge stronger and better positioned for the future.”

SECOND QUARTER RESULTS

Sales in the second fiscal quarter reflect shipments in anticipation of the primary retail-selling period for the outdoor recreation industry’s warm-weather products.  Net sales decreased 8 percent to $163.1 million in the current fiscal second quarter compared with $177.7 million in the previous year quarter.  Government-mandated “stay-at-home” orders resulted in temporary suspensions across Company operations around the world during the quarter and were a key contributing factor to the year-over-year unfavorable comparison in total Company net sales. While each unit experienced a different degree of impact from COVID-19, other factors affecting unit results were:

  Fishing revenue declined 3 percent to $134 million due to the pacing of new product introductions in the prior year quarter.
  Camping sales decreased 7 percent to $8.8 million as strong growth in Jetboil® could not offset lower sales in other categories.
  Diving revenue dropped 29 percent due to the impact on dive markets across Europe, Asia-Pacific and North America as a result of the COVID-19 pandemic.
  Watercraft Recreation sales fell 38 percent due largely to COVID-19 impacts on production and demand.

Total Company operating profit in the fiscal second quarter was $31.8 million compared to $27.8 million in the prior year fiscal second quarter.  Gross margin improved to 46.1 percent from 44.5 percent, due primarily to stronger pricing and improved mix in the current year quarter.  Operating expense declined $7.9 million driven primarily by a $5.5 million favorable impact from valuation adjustments to the Company’s deferred compensation plan assets, which are totally offset in Other Income, and a $3.4 million reduction in incentive compensation costs.  Net income was $20.4 million, or $2.02 per diluted share, in the current quarter versus $21.9 million, or $2.18 per diluted share, in the previous year quarter.

YEAR-TO-DATE RESULTS

Fiscal 2020 year-to-date net sales were $291.1 million, a 3 percent increase over last year’s first fiscal six-month period, driven by strong first quarter sales.  Total Company operating profit increased 14 percent to $38.6 million compared with the prior fiscal year-to-date period.  Gross margin improved to 44.2 percent in the first fiscal six-months versus 43.8 percent in the prior fiscal year-to-date period. Operating expenses increased slightly in the current year period, where increased sales volume-related expenses were largely offset by the items noted above for the quarter. Net income during the first fiscal six months was $26.8 million, or $2.66 per diluted share, versus $25.4 million, or $2.53 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased slightly year-over-year to 27.5 percent.

OTHER FINANCIAL INFORMATION

The Company reported cash and short-term investments of $131.3 million as of March 27, 2020, a 93 percent increase over $68.2 million as of March 29, 2019.  Depreciation and amortization were flat year-over-year at $6.8 million.  Capital spending was $7.8 million in the first fiscal six months compared to $8.2 million in the previous year-to-date period.

“We have cut travel and non-essential spending, deferred capital expenditures and are working to scale operations consistent with demand.  In addition, the Board of Directors and Executives have voluntarily taken reductions in pay,” said David W. Johnson, Vice President and Chief Financial Officer. “Looking forward, our debt-free balance sheet remains strong, and our healthy cash position will be beneficial as we work through challenges ahead, while continuing to make smart investments in strengthening the business and driving value for our shareholders.”

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Tuesday, May 5, 2020.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 6, 2019, the update to such “Risk Factors” section in Part II, Item 1A in the Company’s  Form 10-Q to be filed with the Securities and Exchange Commission on May 5, 2020 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic beginning in late 2019 and spreading across the globe in early 2020, which may affect market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

Johnson Outdoors Inc.
(thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 27 2020	March 29 2019	March 27 2020	March 29 2019
Net sales	$163,084	$177,707	$291,138	$282,147
Cost of sales	87,952	98,578	162,394	158,699
Gross profit	75,132	79,129	128,744	123,448
Operating expenses	43,338	51,285	90,149	89,626
Operating profit	31,794	27,844	38,595	33,822
Interest (income) expense, net	(449)	(281)	(1,069)	(784)
Other expense (income), net	3,866	(1,895)	2,698	255
Income before income taxes	28,377	30,020	36,966	34,351
Income tax expense	7,990	8,097	10,149	8,907
Net income	$20,387	$21,923	$26,817	$25,444
Diluted average common shares outstanding	10,060	10,028	10,047	10,015
Diluted net income per common share	$2.02	$2.18	$2.66	$2.53
Segment Results
Net sales:
Fishing	$133,955	$138,229	$233,233	$217,026
Camping	8,849	9,529	16,363	15,349
Watercraft Recreation	6,064	9,851	10,873	14,176
Diving	14,261	20,085	30,720	35,623
Other/eliminations	(45)	13	(51)	(27)
Total	$163,084	$177,707	$291,138	$282,147
Operating profit (loss):
Fishing	$32,917	$34,590	$47,935	$46,012
Camping	709	419	775	(267)
Watercraft Recreation	(1,639)	(516)	(3,202)	(2,008)
Diving	(812)	1,423	(607)	716
Other	619	(8,072)	(6,306)	(10,631)
Total	$31,794	$27,844	$38,595	$33,822
Balance Sheet Information (End of Period)
Cash and cash equivalents			$131,256	$68,205
Accounts receivable, net			106,629	124,750
Inventories, net			107,680	116,231
Total current assets			353,342	316,273
Total assets			504,304	427,993
Total current liabilities			102,623	102,585
Total liabilities			157,202	127,292
Shareholders’ equity			347,102	300,701

FOR MORE INFORMATION CONTACT:
David W. Johnson, VP and Chief Financial Officer	Patricia Penman, VP – Marketing Services & Global Communications
262-631-6600	262-631-6600